SCHEDULE 14C/A

                                 (RULE 14c-101)

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934
                                (Amendment No. 1)

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))

[ ] Definitive Information Statement


                       RENEGADE VENTURE (NEV.) CORPORATION
                       -----------------------------------
                  (Name of Registrant as Specified in Charter)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

          4)   Proposed maximum aggregate value of transaction:

          5)   Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
           Rule O-11(a)(2) and identify the filing for which the offspring fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and that date of its filing.

          1)   Amount Previously Paid:

          2)   Form Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                       RENEGADE VENTURE (NEV.) CORPORATION
                             6901 South Park Avenue
                              Tucson, Arizona 85706
                                 (520) 294-3481

             NOTICE OF ACTIONS TAKEN PURSUANT TO WRITTEN CONSENTS OF
                MAJORITY STOCKHOLDERS IN LIEU OF SPECIAL MEETINGS
             OF THE STOCKHOLDERS, DATED JULY 28 AND AUGUST 29, 2003

                               September ___, 2003

To our Stockholders:

     This Information Statement is being furnished to the stockholders of Renegade Venture (Nev.) Corporation, a Nevada corporation (referred to herein as the "Company" or "Renegade"), regarding the approval of certain employment agreements and stock grants.

     By a Unanimous Consent of the Board of Directors dated July 21, 2003, our Board of Directors adopted Employment Agreements between Renegade and Ian Herman, as the Company's Chief Executive Officer, and John B. Sawyer, as the Company's President and Chief Operating Officer. The Board of Directors also approved a stock grant of 2,500,000 shares of our common stock to each of Messrs. Herman and Sawyer. By a Written Consent of Stockholders dated July 28, 2003, the Employment Agreements were ratified by a majority of our stockholders. By a Unanimous Consent of the Board of Directors dated August 29, 2003, the Board of Directors approved revisions to the Employment Agreements and the stock grants. The revised terms have been set forth in Restated Employment Agreements between the Company and Messrs. Herman and Sawyer, respectively. A majority of our stockholders also ratified the terms of the Restated Employment Agreements by a Written Consent of Stockholders dated August 29, 2003.

     Ordinarily, employment agreements with management are not matters required by our articles of incorporation, our bylaws or Nevada law to be submitted to the stockholders for ratification or approval. However, because Messrs. Herman and Sawyer are the only members of our Board of Directors, and because each of them has an interest in his employment agreement and stock grant, Messrs. Herman and Sawyer caused the Employment Agreements, Restated Employment Agreements and terms of the stock grants to be submitted for ratification and approval by a majority of our stockholders.

     A sufficient number of our stockholders consented to ratify and approve the Employment Agreements and stock grants as modified by the Restated Employment Agreements, all effective as of July 21, 2003. Accordingly, the Restated Employment Agreements and stock grants have been approved and will be effectuated on or about September ___, 2003, that date that is 20 days after delivery to you of this Information Statement. Upon such effectuation, the Restated Employment Agreements and stock grants shall be effective as of July 21, 2003.

     The accompanying Information Statement is furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C and Schedule 14C thereunder. We are mailing the Information Statement on or about September ____, 2003 to stockholders of record of the Company at the close of business on September __, 2003.

     THIS IS NOT A NOTICE OF AN ANNUAL OR SPECIAL MEETING OF THE STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                By order of the Board of Directors,


                                ------------------------------------------------
                                Ian Herman, Chairman and Chief Executive Officer

                       RENEGADE VENTURE (NEV.) CORPORATION
                             6901 South Park Avenue
                              Tucson, Arizona 85706
                                 (502) 294-3481

                              INFORMATION STATEMENT
                          PURSUANT TO SECTION 14(c) OF
                     THE SECURITIES EXCHANGE ACT OF 1934 AND
                   REGULATION 14C AND SCHEDULE 14C THEREUNDER

                               September ___, 2003

     This Information Statement is being mailed on or about September ___, 2003 to the Company's stockholders of record on September __, 2003 (the "Record Date"), in connection with the ratification and approval of certain employment agreements between Renegade and Ian Herman and John B. Sawyer by written consents of the stockholders holding a majority of the Company's outstanding common stock, dated as of July 28 and August 29, 2003. On or about September ___, 2003, or 20 days after the mailing of this Information Statement, the actions described herein will become effective as of July 21, 2003.

                 RESTATED EMPLOYMENT AGREEMENTS AND STOCK GRANTS

     Pursuant to a Unanimous Consent of the Board of Directors in Lieu of Special Meeting, dated as of July 21, 2003, the Company's Board of Directors (the "Board") determined that it would be in Renegade's best interest to secure the services of its executive officers, Ian Herman and John B. Sawyer, by entering into employment agreements with them. Accordingly, the Board adopted and approved an employment agreement between Renegade and each of Messrs. Herman and Sawyer (collectively, the "Employment Agreements"). In connection with the Employment Agreements, the Board also approved the issuance of 2,500,000 shares of the Company's common stock to each of Messrs. Herman and Sawyer.

     By a Unanimous Consent of the Board of Directors In Lieu of Special Meeting dated August 29, 2003, the Board of Directors approved revisions to the Employment Agreements and stock grants. The revised terms have been set forth in a Restated Employment Agreement between the Corporation and each of Messrs. Herman and Sawyer (collectively, the "Restated Employment Agreements"). The Restated Employment Agreements and revised stock grants are effective as of July 21, 2003.

     Ordinarily, execution of employment agreements and stock grants are not matters required by our articles of incorporation, bylaws or Nevada law to be submitted to the stockholders for ratification or approval. However, because Messrs. Herman and Sawyer are the only members of our Board of Directors, and because each of them has an interest in his employment agreement and stock grant, Messrs. Herman and Sawyer caused the Employment Agreements, the Restated Employment Agreements and stock grants to be submitted for ratification and approval by stockholders holding a majority of our outstanding common stock.

     Mr. Herman's and Mr. Sawyer's Restated Employment Agreements are identical in all material respects. Following is a summary description of the terms of the Restated Employment Agreements.

Title and Duties

     Mr. Herman's Restated Employment Agreement provides that he is to be employed as the Company's Chief Executive Officer. Mr. Sawyer's Restated Employment Agreement provides that he is to be employed as the Company's President and Chief Operating Officer. Each of them is to perform those duties assigned to them by the Board which are not unreasonably inconsistent with the duties of their respective offices.

Term

     Each of the Restated Employment Agreements is for a rolling three-year term. The term shall continue for a period of three years, and shall be automatically extended for successive periods of one year upon each anniversary of the agreement unless, at least sixty days prior to any applicable automatic renewal date, the Company or Messrs. Herman or Sawyer provides written notice that either does not intend to renew the agreement.

Compensation

     Each of Messrs. Herman and Sawyer will receive an annual base salary to be determined, from time to time, by the Board. The base salary is not to exceed $150,000 unless certain milestones are met. In the event the Company's annual net profits equals at least $1,000,000, the base salary shall be increased to $200,000 for such annual period. In the event the Company's annual net profits is greater than $1,000,000, the base salary shall increase up to $250,000, not to exceed 5% of all net profits in excess of $1,000,000. The base salary will be reviewed each year by the Board to determine whether any increase is warranted.

     Messrs. Herman and Sawyer will also be eligible for an annual bonus, as determined by the Board. Each of them will also receive employee benefits and perquisites made available to other key employees of the Company, including: three weeks of paid vacation annually; participation in the Company's medical, dental, vision, disability, life insurance, pension, retirement and all other benefit plans made available to other employees of the Company; and participation in any stock option plan, stock purchase plan or any similar incentive plan based in whole or in part on the Company's equity securities.

     As additional compensation, Mr. Herman and Mr. Sawyer were each issued 500,000 shares of our common stock ("Award Shares"). In addition to the Award Shares, Mr. Herman and Mr. Sawyer were each issued 2,000,000 shares of our common stock subject to certain limitations and restrictions ("Incentive Shares"). The Incentive Shares are subject to restrictions on transferability. Additionally, the Company has the option to repurchase the Incentive Shares at $.08 per share in the event we terminate the Restated Employment Agreements for cause. The restrictions and the Company's repurchase option will lapse according to a formula set forth in the Restated Employment Agreements. Under this formula, the restrictions on one share of the Incentive Shares will lapse for every $2.00 of net profits before taxes earned by the Company.

     In addition, the restrictions on Messrs. Herman's and Sawyer's Incentive Shares will lapse immediately upon (a) the Company's non-renewal of the Restated Employment Agreement; or (b) a change in control of the Company, which is defined as: (i) any event which results in more than 50% of our issued and outstanding common stock being beneficially owned by stockholders different from the stockholders who currently own the shares; (ii) the sale or other disposition of all or substantially all of the Company's assets in a single transaction or a series of related transactions; (iii) a merger, consolidation or other business combination which results in our current stockholders failing to continue to represent (whether by remaining outstanding or by conversion into voting securities of the surviving entity) at least 50% of the combined voting power of our voting securities or the surviving entity immediately after such merger or consolidation; or (iv) the dissolution or liquidation of the Company.

Confidentiality, Noncompetition and Nonsolicitation

     The Restated Employment Agreements contain confidentiality provisions, pursuant to which Messrs. Herman and Sawyer agree that they will not use or disclose to third parties any information relating to our past, present and future research, development, business plans and activities, products, services, clients, employees, financial information or technical knowledge.

     During the term of the Restated Employment Agreements, and for a period of two years after their termination, Mr. Herman and Mr. Sawyer are prohibited from directly or indirectly engaging in, having any ownership interest in, or participating in the financing, operation, management or control of any business that engages in the commercial aircraft maintenance business anywhere within the state of Arizona, absent prior written approval from the Board. Messrs. Herman and Sawyer are permitted, however, to own up to 1% of a publicly traded company that engages in business competitive with Renegade.

     During the term of the Restated Employment Agreements, and for a period of two years after their termination, Messrs. Herman and Sawyer are prohibited from soliciting our employees, consultants and contractors for the purpose of encouraging them to terminate their employment or services with us or to accept employment with another company.

Termination

     We may terminate the employment of Mr. Herman or Mr. Sawyer at any time for cause. "Cause" means conviction of, or plea of nolo contendere to, any felony, or theft, embezzlement or any other misappropriation of any funds or other assets of Renegade. In such case, the executive would be entitled only to his earned but unpaid base salary through the date of termination and any Incentive Shares on which the restrictions have lapsed.

     We may also terminate the Restated Employment Agreements without cause upon 30 days written notice, in addition to giving notice of non-renewal 60 days prior to any anniversary date as described above. Our election to not renew a Restated Employment Agreement is deemed to be a termination without cause. Lastly, either Mr. Herman or Mr. Sawyer may terminate his employment in the event Renegade materially breaches the terms of the Restated Employment Agreement and fails to cure such breach within 60 days after notice of the breach. In any of these events, the executive would be entitled to a lump sum severance payment equal to the greater of his base salary for the remainder of his employment term or an amount equal to his base salary plus any bonus which the executive received for the previous fiscal year (the "Lump Sum Payment"). In addition, all restrictions on the executive's Incentive Shares will immediately lapse.

     In the event Mr. Herman's or Mr. Sawyer's employment is terminated as a result of their death, we are obligated to pay to his estate or his designated beneficiaries the Lump Sum Payment, which may not be reduced by reason of any insurance proceeds payable directly to their beneficiaries or estate pursuant to insurance carried or provided by us. We may also terminate Mr. Herman's or Mr. Sawyer's employment if they become mentally or physically disabled and unable to perform their duties for a period of 180 days or more. In such event, they are entitled to receive the Lump Sum Payment, reduced by any amounts payable to them during the term of their employment pursuant to any disability benefit or wage continuation plan of the Company. All restrictions on the executive's Incentive Shares will also lapse in the event of termination of the Restated Employment Agreement due to the executive's death or disability.

                  DIRECTORS, OFFICERS AND COMPENSATION THEREOF

     The following table sets forth the names and principal positions of our directors and officers as of July 28, 2003. Additionally, the table reflects all forms of compensation for the fiscal years ended December 31, 2002, 2001 and 2000 for our directors and officers. No person received salary or bonus in excess of $100,000 for any of these fiscal years.

                                                                                               Long-Term
                                                             Annual Compensation             Compensation
                                                             -------------------             ------------
                                                                                             Securities
         Name and                                                                             Underlying
    Principal Position                          Year       Salary      Bonus     Other       Options/SARs
    ------------------                          ----       ------      -----     -----       ------------

Ian Herman, Chairman of the Board of             2002      $75,240        -         -            40,000
Directors and Chief Executive Officer            2001         -           -         -               -
                                                 2000         -           -         -               -
John B.  Sawyer, Director, President and         2002      $88,310        -         -               -
Chief Operating Officer                          2001         -           -         -               -
                                                 2000         -           -         -               -

                                CHANGE IN CONTROL

     On April 15, 2002, Hamilton Aerospace Technologies, Inc. ("HAT") entered into a Funding and Operation Agreement ("Funding Agreement") with Old Mission Assessment Corporation ("OMAC"). Pursuant to the Funding Agreement, OMAC was to loan a minimum of $1,500,000 to HAT. In consideration for the loan, OMAC was issued 648 shares of HAT. Additionally, Seajay Holdings, LLC ("Seajay") and Joane Corporation ("Joane") were each issued 120 shares of HAT.

     Renegade later acquired HAT, and each share of HAT was exchanged for 12,500 shares of our common stock, resulting in OMAC holding 8,100,000, Seajay holding 1,500,000 and Joane holding 1,500,000 shares of our common stock.

     OMAC provided $400,535.14 under the Funding Agreement, but failed to provide additional funds as required. We brought suit against OMAC to cancel the shares issued to OMAC in the exchange. On June 18, 2003, we obtained a judgment in the Superior Court of Maricopa County, Arizona, Case No. CV2003-008140 ("Judgment") directing OMAC to return the certificate representing the 8,100,000 shares to us for cancellation. In accordance with the Judgment, we are obligated to repay $400,535.14 into an escrow account upon completion of a third party financing contemplated by Renegade, which is to be completed within 90 days of the return and cancellation of OMAC's 8,100,000 shares.

     We had in our possession the certificate representing 1,500,000 shares issued to Joane and have canceled such shares. We also intend to cause the certificate representing the 1,500,000 shares issued to Seajay to be returned to us for cancellation and to obtain judicial approval for cancellation of all 3,000,000 shares held by Joane and Seajay if required.

     As a result of the above events, the number of our issued and outstanding common shares decreased from 18,790,000 to 7,690,000, prior to the stock grants to Messrs. Herman and Sawyer. As a result, the proportionate ownership of our other stockholders increased, as described more fully in the following section. A Form 8-K describing these events in greater detail was filed on August 8, 2003.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of August 29, 2003, there were 7,690,000 shares of our common stock issued and outstanding (excluding the 1,000,000 Award Shares and 4,000,000 Incentive Shares issued to Messrs. Herman and Sawyer effective as of July 21,
2003). Each share of common stock entitles its holder to one vote. The following table set forth the beneficial ownership of our common stock as of August 29, 2003 (again, excluding the Award Shares and Incentive Shares), by: (i) each stockholder who is known to us to own beneficially more than 5% of the outstanding shares of our common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group.

                                                                   Percentage of
                                             Common Shares         Common Shares
  Stockholder Name and Address            Beneficially Owned        Outstanding
  ----------------------------            ------------------        -----------

LogiCapital Corporation                         3,000,000              39.00%
109 Lispenord
New Rochelle, New York 10810

United Payphone Owners, LLC                     1,000,000              13.00%
8936 East Sunlakes Boulevard South
Sun Lakes, Arizona 85218

                                                                  Percentage of
                                             Common Shares         Common Shares
  Stockholder Name and Address            Beneficially Owned        Outstanding
  ----------------------------            ------------------        -----------

Ian Herman(1)                                    200,000               2.60%
6901 South Park Avenue
Tucson, Arizona 85706


John B.  Sawyer(2)                               400,000               5.20%
6901 South Park Avenue
Tucson, Arizona 85706

All officers and directors as a group            600,000               7.80%
(2 people)

(1) Mr. Herman is the Chief Executive Officer of the Company, as well as Chairman of the Board of Directors. Upon effectiveness of the stock grants, Mr. Herman will hold 2,700,000 shares or 21.28% of the total shares outstanding.

(2) Mr. Sawyer is the President and Chief Operating Officer of the Company, as well as a member of the Board of Directors. Upon effectiveness of the stock grants, Mr. Sawyer will hold 2,900,000 shares or 22.85% of the total shares outstanding.

                        VOTE REQUIRED; MANNER OF APPROVAL

     Pursuant to Section 78.140 of the Nevada Revised Statutes ("NRS"), a contract between a corporation and one or more of its directors is not void or voidable if the interested director's relationship is known to the stockholders and they approve or ratify the contract in good faith by a vote of stockholders holding a majority of the outstanding shares of voting stock of the Company. Under Nevada law, the votes of the interested directors must be counted in any such vote of stockholders and, accordingly, Mr. Herman's 200,000 shares and Mr. Sawyer's 400,000 shares were included in determining whether a majority of stockholders had ratified the Employment Agreements, the Restated Employment Agreements and stock grants.

     Pursuant to Section 78.320 of the NRS, unless the Company's articles of incorporation provide otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a meeting of stockholders. Our articles of incorporation do not prohibit or limit the stockholders' ability to act by written consent in lieu of a meeting.

     Under the applicable provisions of the NRS, when written consents from holders of a majority of the outstanding shares of voting stock are executed and delivered to the Company, the action is effective as of the date specified in such written consents. Holders of 3,980,000 shares of our outstanding common stock (51.76%) executed and delivered their consent dated July 28, 2003 to ratify and approve the Employment Agreements and stock grants. The Restated Employment Agreements and stock grants were ratified by the consents of the shareholders holding __________ shares (_____%) of our outstanding common stock effective as of August 29, 2003.

     THE STOCKHOLDERS THAT HAVE CONSENTED TO THE RATIFICATION AND APPROVAL OF THE RESTATED EMPLOYMENT AGREEMENTS AND RELATED STOCK GRANTS OWN IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO APPROVE THESE MATTERS UNDER NEVADA LAW, AND HAVE DONE SO. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

                             ADDITIONAL INFORMATION

     Under Nevada law, stockholders are not entitled to dissenters' rights of appraisal with respect to the ratification and approval of the Employment Agreements, the Restated Employment Agreements and related stock grants.

     We have received no indication from any of our directors of any intent to oppose any action described in this Information Statement.

     We have received no proposals for action from any of our stockholders other than the proposal which is the subject of this Information Statement.




                                By order of the Board of Directors,


                                ------------------------------------------------
                                Ian Herman, Chairman and Chief Executive Officer